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                                                           Exhibit 1-A(8)(a)(4)


                               AMENDMENT NO. 1


        Amendment to the Participation Agreement among The American Franklin Life Insurance Company (the "Company"), Variable Insurance Products Fund II (the "Fund") and Fidelity Distributors Corporation (the "Underwriter") dated July 18, 1991 (the Agreement").

        WHEREAS, each of the parties is desirous of expanding the ability of Company to participate in the qualified markets, the Company, the Underwriter and the Fund hereby agree to amend the Agreement by deleting from Section 1.4 the reference to Section 2.12 and by deleting Section 2.12 in its entirety.

        In witness whereof, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of November 1, 1991.


THE AMERICAN FRANKLIN                      FIDELITY DISTRIBUTORS CORPORATION
      LIFE INSURANCE COMPANY

By:      ____________________________      By:    ______________________________
Name:    Robert M. Beuerlein                      Name:    Roger T. Servison
Title:   Exec V.P.                                Title:   President


VARIABLE INSURANCE PRODUCTS FUND II

By:      ____________________________
Name:    J. Gary Burkhead
Title:   Senior V.P.